                            AMERICAN SOFTWARE, INC.
                          401(K) PROFIT SHARING PLAN

                Financial Statements and Supplemental Schedule

                          December 31, 1999 and 1998


                  (With Independent Auditors' Report Thereon)

                            AMERICAN SOFTWARE, INC.
                          401(K) PROFIT SHARING PLAN


                               Table of Contents


                                                                           Page

Independent Auditors' Report                                                  1

Statements of Net Assets Available for Plan Benefits as of December 31,
 1999 and 1998                                                                2

Statements of Changes in Net Assets Available for Plan Benefits -
 Years ended December 31, 1999 and 1998                                       3

Notes to Financial Statements                                                 4

Schedule of Assets Held for Investment Purposes as
of December 31, 1999                                                          8

                         Independent Auditors' Report


The Plan Administrator and Trustee
American Software, Inc.
  401(k) Profit Sharing Plan:


We have audited the accompanying statements of net assets available for plan benefits of American Software, Inc. 401(k) Profit Sharing Plan (the "Plan") as of December 31, 1999 and 1998, and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 1999 and 1998, and the changes in net assets available for plan benefits for the years then ended in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes as of December 31, 1999 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



Atlanta, Georgia
June 20, 2000

                            AMERICAN SOFTWARE, INC.
                          401(K) PROFIT SHARING PLAN

             Statements of Net Assets Available for Plan Benefits

                          December 31, 1999 and 1998

                                                                       1999              1998
                                                                   ------------      ------------
Assets:
 Investments:
   American Software, Inc. common stock                            $   348,250            72,409
   Mutual funds (note 3)                                            41,340,266        32,006,157
   Loans to participants                                               374,194           377,827
                                                                   -----------        ----------
          Total investments                                         42,062,710        32,456,393

 Employer contributions receivable                                      92,176                --
 Employee contributions receivable                                     163,696           142,664
                                                                   -----------        ----------
          Total assets                                              42,318,582        32,599,057

Liabilities - refundable excess contributions payable                  (57,198)         (100,089)
                                                                   -----------        ----------
          Net assets available for plan benefits                   $42,261,384        32,498,968
                                                                   ===========        ==========
See accompanying notes to financial statements.

                            AMERICAN SOFTWARE, INC.
                          401(K) PROFIT SHARING PLAN

        Statements of Changes in Net Assets Available for Plan Benefits

                    Years ended December 31, 1999 and 1998

                                                                                       1999         1998
                                                                                    -----------   ---------
Additions to net assets attributed to:
 Employer contributions                                                             $   434,967          --
 Employee contributions                                                               2,961,214   2,601,690
 Employee rollover contributions                                                        483,906     285,706
 Interest and dividends                                                               2,345,809   1,590,661
 Interest on loans to participants                                                       30,490      23,336
 Net appreciation in fair value of investments (note 6)                               6,808,938   4,428,516
                                                                                    -----------  ----------
  Total additions                                                                    13,065,324   8,929,909
                                                                                    -----------  ----------
Deductions from net assets attributed to:
 Benefits paid to participants                                                        3,297,222   1,504,717
 Administrative expenses                                                                  5,686       2,910
                                                                                    -----------  ----------
  Total deductions                                                                    3,302,908   1,507,627
                                                                                    -----------  ----------
  Net change                                                                          9,762,416   7,422,282

Net assets available for plan benefits at beginning of year                          32,498,968  25,076,686
                                                                                    -----------  ----------
Net assets available for plan benefits at end of year                               $42,261,384  32,498,968
                                                                                    ===========  ==========
See accompanying notes to financial statements.

(1)  The Plan

     The following description of the American Software, Inc. 401(k) Profit Sharing Plan (the "Plan") provides only general information. Participants should refer to the Plan agreement, as restated and amended, for a more complete description of the Plan's provisions. The Company intends to continue the Plan but reserves the right to amend, modify, or restate the Plan from time to time and to suspend, terminate, or discontinue contributions under the Plan. If the Plan is terminated, benefits will be distributed in accordance with provisions of the Plan.

     (a)  General

          The Plan is a defined contribution plan covering all full-time employees of American Software, Inc. and its subsidiaries (the "Company"). In December 1997, the Plan was amended by changing the service requirement from one year of service to no service requirement. It is subject to certain provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The purpose of the Plan is to provide eligible employees of the Company a qualified retirement plan which meets the requirements of Section 401(k) of the Internal Revenue Code with respect to which contributions will be excluded from the employee's income.

     (b)  Contributions

          Participants may elect to contribute 1% to 15% of their annual compensation to the Plan (subject to the limitations of Section 401(k) of the Internal Revenue Code). The Company's profit sharing contribution to the Plan is determined at the discretion of the Board of Directors. Effective January 1, 1999, the Plan was amended whereby the Company makes matching contributions equal to 25% of the first 6% of eligible compensation contributed by the participant. In no event shall the annual contributions (i.e., participant and Company contributions) made with respect to a participant under all defined contribution plans maintained by the Company, together with forfeitures allocated to that participant, exceed the lesser of $30,000 or 25% of the participant's annual compensation. Participant contributions may be invested in one or more of the investment options available under the Plan.

     (c)  Participant Rollovers

          Employees are allowed, under the provisions of the Plan, to transfer to the Plan account balances from other eligible retirement plans with the consent of the plan administrator and provided that the transfer will not jeopardize the tax-exempt status of the Plan.

     (d)  Participant Accounts

          Each participant's account is credited with the participant's contribution, if any, and an allocation of (a) the Company's contribution, if any, and (b) Plan earnings (loss). Allocations are based on participant earnings or account balances, as defined. Forfeitures of terminated participants' nonvested accounts are retained in the Plan and used to reduce future Company contributions.

     (e)  Vesting

          Participants are immediately vested in their voluntary contributions plus actual earnings thereon. Vesting in the remainder of their accounts is based on years of continuous service. For employer matching contributions, participants vest 25% per year after years one, two, and three, and are 100% vested after four years of credited service. For employer profit sharing contributions, participants vest 20% per year after years two, three, four, and five and are 100% vested after six years of credited service.

          Although it has not expressed any intent to do so, the Company has the right to terminate the Plan at any time, subject to the provisions of ERISA. In the event of Plan termination, participants become 100% vested in their accounts.

     (f)  Payment of Benefits

          Upon termination of service, retirement, or reaching age 59-1/2, a participant may elect to receive either a lump-sum amount equal to the value of his or her account or a series of approximately equal installments for a specified period of time not exceeding the participant's life expectancy if the account exceeds $5,000. The Plan also provides for death benefits to the participant's beneficiary equal to the amount in the participant's account and disability benefits to the participant equal to the amount in the participant's account if the participant becomes totally and permanently disabled. In addition, the Plan provides for hardship withdrawals as defined in the Plan.

     (g)  Participant Loans

          The Plan provides for loans against a participant's account from $1,000 to $50,000 but limited to 50% of the participant's account balance. Participants can apply for one loan per year and are limited to one loan outstanding. Loans bear interest at a rate determined by the Plan. Loans are repayable over a five-year period unless for the purchase of a principal residence which is repayable over a 10-year period. Loans are repayable upon death, disability, or termination of employment.


(2) Summary of Significant Accounting Policies

    (a)  Basis of Accounting

         The accounts are maintained, and the accompanying financial statements are presented, on the accrual basis of accounting.

    (b)  Investment Valuation and Income Recognition

         Investments in American Software, Inc. common stock and mutual funds are carried at fair value as determined by the Trustee of the Plan based primarily on the latest nationally quoted market prices. Loans to participants are interest-bearing and stated at cost, which based on discounted cash flows, approximates fair value. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

    (c)  Payment of Benefits

         Benefits are recorded when paid.

    (d)  Use of Estimates

         Management of the Plan has made a number of estimates and assumptions relating to the reporting of assets, liabilities and changes therein, and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates and assumptions.


(3)  Investments

     In September 1999, the American Institute of Certified Public Accountants issued Statement of Position 99-3, Accounting for and Reporting of Certain Defined Contribution Plan Investments and Other Disclosure Matters ("SOP 99-3"). SOP 99-3 simplifies the disclosure for certain investments and is effective for plan years ending after December 15, 1999. The Plan adopted SOP 99-3 during the Plan year ending December 31, 1999. Accordingly, information previously required to be disclosed about participant-directed fund investment programs is not presented in the Plan's 1999 financial statements. The Plan's 1998 financial statements have been reclassified to conform with the current year's presentation.

     The fair values of investments that represent 5% or more of the Plan's net assets are as follows:


     December 31, 1999:
       Mutual Funds:
         Fidelity Retirement Government Money Market              $ 3,653,561
         Fidelity Blue Chip Growth                                 10,701,095
         Fidelity Magellan                                          6,875,430
         Fidelity Fund                                              5,690,244
         Fidelity Capital Appreciation                              2,674,714
         Fidelity OTC Portfolio                                     5,187,869
         Other                                                      6,557,353
                                                                  -----------
                                                                  $41,340,266
                                                                  ===========

     December 31, 1998:
       Mutual Funds:
         Fidelity Retirement Government Money Market              $ 3,503,890
         Fidelity Blue Chip Growth                                  9,105,322
         Fidelity Magellan                                          5,305,083
         Fidelity Fund                                              4,944,480
         Fidelity Capital Appreciation                              1,829,173
         Fidelity OTC Portfolio                                     2,757,332
         Fidelity Intermediate Bond                                 1,625,947
         Other                                                      2,934,930
                                                                  -----------
                                                                  $32,006,157
                                                                  ===========

(4)  Income Tax Status

     The Plan has obtained a determination letter from the Internal Revenue Service stating that the Plan qualifies under the appropriate section of the Internal Revenue Code ("IRC") and, therefore, is not subject to tax under present income tax law. Once qualified, the Plan sponsor is required to operate in conformity with the IRC to maintain its qualification. The Plan sponsor believes that the Plan continues to qualify and to operate as designed.


(5)  Administrative Expenses

     Substantially all legal, accounting, and administrative fees related to the Plan are paid by the Company. Administrative expenses paid by the Plan represent fees paid to the trustee for trust services.


(6)  Net Appreciation in Fair Value of Investments

     Investments held by the Plan had net appreciation (depreciation) in fair value during the years ended December 31, 1999 and 1998 as follows:

                                                1999            1998
                                             ----------      -----------

     American Software, Inc. common stock    $  276,176         (242,567)
     Mutual funds                             6,532,762        4,671,083
                                             ----------        ---------

                                             $6,808,938        4,428,516
                                             ==========        =========

    The change in fair value of American Software, Inc. common stock is primarily attributable to net appreciation (depreciation).


                            AMERICAN SOFTWARE, INC.
                          401(K) PROFIT SHARING PLAN

                Schedule of Assets Held for Investment Purposes
                               December 31, 1999

                                                  Description of                Current
        Identity of issue                           investment                   value
-----------------------------------            --------------------           -----------
Common stock:
 *American Software, Inc.                           33,976 shares             $   348,250
                                                                              -----------
Mutual funds:
 *Fidelity Fund                                 133,542.446 units               5,690,244
 *Fidelity Magellan                              50,321.529 units               6,875,430
 *Fidelity Intermediate Bond                    113,466.284 units               1,107,431
 *Fidelity OTC Portfolio                         76,325.870 units               5,187,869
 *Fidelity Overseas                              23,627.673 units               1,134,365
 *Fidelity Capital Appreciation                  89,545.162 units               2,674,714
 *Fidelity Blue Chip Growth                     178,025.205 units              10,701,095
 *Fidelity Asset Manager Portfolio               68,697.803 units               1,262,666
 *Fidelity International Bond                    28,725.142 units                 249,047
 *Fidelity Retirement Government
     Money Market                             3,653,561.050 units               3,653,561
 *Fidelity Real Estate Investment
    Trust                                         3,711.763 units                  54,563
 *Fidelity Contrafund                             7,950.773 units                 477,205
 *Fidelity Small Capital Stock                   13,913.292 units                 223,865
 *Fidelity Europe Capital
    Appreciation                                  6,048.857 units                 129,808
 *Fidelity Latin American                           733.826 units                  11,675
 *Fidelity Southeast Asia                        30,963.889 units                 508,737
 *Fidelity Balanced                               8,619.503 units                 132,396
  Morgan Stanley Emerging
     Market Portfolio                             3,310.205 units                  63,655
 *Fidelity Japan                                 35,287.815 units                 962,652
  Invesco High Yield                             37,214.315 units                 239,288
                                                                              -----------
      Total mutual funds                                                       41,340,266
                                                                              -----------
Loans to participants:
 American Software Loan Fund                Loans with terms of 5-10
                                            years with interest rates
                                            ranging from 9.75% to 10.00%          374,194
                                                                              -----------
   Total investments                                                          $42,062,710
                                                                              ===========

*Party-in-interest to the Plan.

See accompanying independent auditors' report.